Exhibit 23.1

KPMG
KPMB LLP
Chartered Accountants
Box 10426, 777 Dunsmuir Street
Vancouver, BC V7Y 1K3
Canada
Telephone (604) 691-3000
Telefax (604) 691-3031
www.kpmg.ca

CONSENT OF INDEPENDENT AUDITOR

To the Board of Directors
Unity Wireless Corporation

We consent to the use of our report dated February 7, 2003, with respect to the consolidated balance sheets of Unity Wireless Corporation as of December 31, 2002 and 2001 and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years then ended, included in this registration statement and prospectus on Form SB-2. Our report dated February 7, 2003 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. In addition, our report refers to a change in the method of amortizing goodwill.

/s/ "KPMG LLP"
Chartered Accountants

Vancouver, Canada
April 30, 2003

[[[[	KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is the Canadian member firm of KPMG International, a Swiss nonoperating association.